EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                     THREE MONTHS ENDED
                                                                          MARCH 31
                                                                    -------------------
                                                                      1996       1995
                                                                    --------   --------
EARNINGS:

Income before income taxes                                          $   87.8   $    4.5
Less:  Income (loss) from less than 50% owned investees                  3.7       (0.2)
Add:
     Rent expense representative of interest                 (1)        46.1       46.4
     Interest expense net of capitalized interest                       65.7      100.5
     Interest of mandatorily redeemable preferred security holder        7.0         --
     Amortization of debt discount and expense                           2.9        3.2
     Amortization of interest capitalized                                0.7        0.8
                                                                    --------   --------
     ADJUSTED EARNINGS                                              $  206.5   $  155.6
                                                                    ========   ========

FIXED CHARGES:

Rent expense representative of interest                      (1)    $   46.1   $   46.4
Interest expense net of capitalized interest                            65.7      100.5
Interest of mandatorily redeemable preferred security holder             7.0         --
Amortization of debt discount and expense                                2.9        3.2
Capitalized interest                                                     2.2        2.4
                                                                    --------   --------

     FIXED CHARGES                                                  $  123.9   $  152.5
                                                                    ========   ========


RATIO OF EARNINGS TO FIXED CHARGES                                      1.67       1.02
                                                                    ========   ========


(1) Calculated as one-third of rentals, which is considered representative of the interest factor.